EXHIBIT 10.26

DISTRIBUTORSHIP AGREEMENT

This Distributorship Agreement ("Agreement"), effective the 1st day of October 2015 (the "Effective Date"), is between Vivex Biomedical, I e., a Delaware corporation ("Company") and CPM Medical Consultants, LLC a

LimitedLiabilityCompany, specifically including their affiliates and subsidiaries/(“Distributor")(individually "Party" and collectively "Parties").

This Agreement will not bind Company until countersigned by the Company's authorized representative, regardless of partial performance, and no performance by Company will constitute an agreement or ratification of this Agreement. This Agreement will be automatically rescinded without further acts of Company, and any offers will be revoked, if Distributor does not sign and return the Agreement to Company within 15 business days of the Effective Date. AS A MATERIAL CONDITION PRECEDENT TO ENTERING INTO THIS AGREEMENT, DISTRIBUTOR REPRESENTS AND WARRANTS THAT IT IS NOT AND SHALL NOT BECOME A PHYSICIAN-OWNED DISTRIBUTORSHIP ("POD"). NO DISTRIBUTOR AFFILIATES/SUBSIDIARIES THAT ARE PODs SHALL PURCHASE PRODUCTS UNDER THIS AGREEMENT.

The Parties, intending to be legally bound, agree as follows:

ARTICLE One
APPOINTMENT

1.1Grant. Company grants Distributor for the Term (defined below) the non-exclusive right to market, sell, distribute, and service all biologics products listed in Exhibit A ("Products") in the Territory and Field of Use specified in Exhibit B. Distributor's appointment is non-exclusive. Company may, at its sole discretion and at any time, appoint additional distributors as exclusive or non-exclusive distributors of Products in any field of use and in any geographic area, including without limitation, the Territory and the Field of Use.

1.2Limitations of Use. The Products are to be sold by Distributor directly or through other stocking distributors solely to hospitals and medical practices for use solely by licensed physicians for implantation by such physicians in their practice of medicine.

1.3Promotion. Distributor shall use its reasonable best efforts to market and sell the Products. Distributor's commitment for Products shall be limited to that which is specified on Distributor's outstanding purchase orders. During the Term, Distributor shall not directly or indirectly become an exclusive distributor of any biologics or biomaterials that compete with Company's offerings.

1.4Manufacture and Supply Commitments. During the Term, Company shall make commercially reasonable efforts to manufacture and supply to Distributor the quantities of Products that Distributor requires. Distributor will keep Company informed of Distributor's marketing plan and strategy for selling the Products in the Territory.

1.5Forecasting. Within 30 days after the Effective Date, the Parties shall negotiate in good faith to agree in writing to a commercially reasonable forecasting methodology which, given

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reasonable efforts, assures an uninterrupted supply of Products to customers. The components of the forecasting methodology will include the following:

(a)short-term forecasts which ensure proper planning of manufacturing production to meet demand (purchase orders from Distributor to Company should be, within a mutually acceptable range, consistent with the forecast);

(b)long-term forecasts which aid Company in capacity planning and ensure optimal investments in manufacturing expansions;

(c)the forecasts shall be developed taking into account lead time requirements necessary to ramp up production as well as assuring proper supply of long lead time materials.

ARTICLE Two
PRODUCT TRANSFER PRICING AND COMPENSATION

2.1Prices, Risk of Loss, and Shipping. The Transfer Fees listed in Exhibit A are FOB shipping point, which shall be either Company's or Manufacturer's place of business, as applicable. All risk of loss or damage to the Products shall pass to Distributor at the FOB point, but Company will cooperate fully with any Distributor claims against shippers. Certain Products not manufactured by Company may be shipped directly from Company's third-party manufacturer (the "Manufacturer"). Unless otherwise agreed, Company or Manufacturer, as applicable, shall ship to Distributor's domestic facilities only. Distributor is responsible for all deliveries to Distributor's affiliates and subsidiaries, if any, and to end-users, including obtaining, at Distributor's expense, any required customs, export, and import approvals. The Transfer Prices on Exhibit A ("Transfer Prices") exclude shipping, expediting fees, and insurance, where applicable, and all state, local, and federal sales and excise taxes, all of which shall be billed separately and shall be the Distributor's sole responsibility. Prices are subject to periodic market adjustments. Company may change Transfer Prices for Products consistent with fee changes applicable to or consistent with changes applicable to Company's other customers. Company will take reasonable measures to provide advance notice of price changes.

2.2Payment Terms. Terms of payment are Net 50 days from the invoice date for Distributor's order; provided, Company may adjust such payment terms in its sole discretion based upon any factors Company deems relevant, including Distributor's payment history, frequency and volume of orders, and financial condition. Distributor guarantees payment of all receivables owed to Company resulting from its affiliates' or subsidiaries' Product purchases.

2.3Order Forms and Terms & Conditions of Sale. When placing orders for Products, Distributor shall use its purchase order form and Company's Terms of Sale in Exhibit C shall apply. Any Distributor terms that conflict with or add to the terms of this Agreement shall not apply unless the Parties mutually agree otherwise in writing. Product Returns will be governed by Exhibit D and Product Storage and Handling will be governed by Exhibit E.

2.4Rebate in Company Stock. During the Term, Distributor will earn a Rebate in shares of Company stock based on Net Transfer Volume under the formula in Exhibit A. Transfer Fees paid to Company's affiliated or subsidiary companies and invoices paid more than 50 days

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after the invoice date will not be counted under the Rebate formula. Company shall allow a grace period which will extend until the next, immediate business day, if the last day for timely payment occurs on a weekend or holiday

2.4.1"Net Transfer Volume" means total Transfer Fees received by Company minus charges for' amounts allowed or credits for warranty claims, returns, recalls, uncollected or uncollectible accounts, services, invoices more than 50 days past due and the like. Company may offset its future stock rebate obligations for Net Transfer Volume adjustments occurring after the Rebate in Company Stock is issued, but may not claw back already issued shares.

ARTICLE Three
MATERIALS TO BE FURNISHED BY COMPANY

3.1Marketing Literature. Company will furnish Distributor technical and sales promotional material, brochures, bulletins, and specification data covering the Products. Such materials will be furnished in reasonable quantities and at no cost to Distributor, unless otherwise agreed between Company and Distributor. Except for private label literature, Distributor will not use any marketing literature or sales promotion materials in connection with the sale of the Products other than literature and materials approved in advance by Company.

3.2No Alteration. Distributor will not alter any materials supplied by Company without Company's prior written consent.

3.3Product Labeling. Company shall label and package all Products using labels and packaging as agreed between the Parties. Distributor will not alter such labeling or packaging without Company's prior written consent. Company will private label Distributor's AmBioChoice and AmBioChoice Plus human amniotic membrane allograft as reasonably agreed. Company may include advertising or other Company inserts inside packaging.

ARTICLE Four
SERVICES TO BE PROVIDED BY DISTRIBUTOR AND CUSTOMER SUPPORT

4.1Customer Support. Distributor shall support and service requirements of Product end-users and shall maintain end-user complaint files in compliance with American Association of Tissue Banks (AATB) requirements and other applicable governmental requirements. In addition, Distributor shall be responsible for Product end-user training.

4.2Customer Complaints and Recalls. Distributor shall engage in all communications with the end-users to whom Distributor sells Products. Distributor shall supply to Company within three working days of Distributor's receipt, copies of any complaints that Distributor believes are attributable to the Products. Company shall promptly notify Distributor of any suspected failures of Products, whether or not such Products have already been shipped to Distributor. If there is a problem with any Product that may affect the Product's performance, or if any governmental or regulatory authority in the Territory issues a request, directive, or order that any Product be recalled or withdrawn, or such request, directive, or order is imminent, or if a court of competent jurisdiction orders such a recall or withdrawal, Company shall determine in its sole discretion whether a product recall is necessary, and Company and Distributor shall administer any recall in accordance with applicable governmental regulations. To the extent a recall results from any cause

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or event arising from design, manufacture, or shipment of the Products, Company (or Company's source) shall be responsible for the expense of the recall, provided Distributor shall provide Company with reasonable documentation of such expense. To the extent a recall results from any cause or event arising from Distributor's marketing, sale, promotion or distribution of, or improper storage or training with respect to the Products, Distributor shall be responsible for the expense of the recall, provided Company shall provide Distributor with reasonable documentation of such expense. In each instance, the Parties shall cooperate to efficiently administer the recall. Recall expenses shall include, without limitation, the expenses of notification, destruction, and return of the recalled or withdrawn Products and Distributor's and Company's costs for the Products recalled or withdrawn, including medical expenses.

4.3Product Sales Reports. In accordance with the applicable requirements of Medical Device Directive 93/42 EWG, ISO 13485, and AATB and "361" HCT/Ps Standards, Distributor will permanently maintain a complete record of all Products sold and installed in the Territory ("Tracking Report"). These records will list, by serial number or ID tracking number, all locations with name and address, where Products are installed. The Tracking Report shall contain sufficient information to permit complete and rapid withdrawal of a Product from the market. If a recall or the withdrawal of the Product shall occur, Distributor shall actively assist Company to ensure prompt and safe recall or withdrawal of the Product from customer and the Territory. Distributor shall retain the Tracking Report for the projected useful life of the Products sold or placed in the Territory and shall provide such Tracking Report upon request by Company. On a quarterly basis and upon termination of this Agreement, Distributor shall promptly deliver the Tracking Report to Company. Upon the delivery of the Tracking Report to Company by Distributor in the event of termination of this Agreement, Distributor will no longer be required to maintain the Tracking Report except as required by law or AATB standards.

ARTICLE Five
WARRANTY, COMPLIANCE WITH LAWS, AND INDEMNIFICATION

5.1Warranty. Company warrants that all Products will comply with legal requirements and specifications and the descriptions on its written materials provided to Distributor before or concurrently with Product shipment; provided, the Products are properly handled and stored by Distributor, and implanted by end-users, according to reasonable Company instructions. Company does not warrant or guarantee the Products against the risk of disease transmission to potential recipients. Distributor shall have no further authority to make any representations or warranties concerning the Products other than those set forth above and in medical applications in Company approved sales literature. Except as expressly provided in this Agreement, Company shall have no other responsibility or liability with respect to Products, or the use thereof, or any services supplied under this Agreement. The length of the warranty for each of the Products is 90 days after delivery to Distributor, or its end-user where the Products are shipped directly to the end-user.

5.2Company's Options in Event of Breach. In the event of a breach of any of Company's warranties, Company shall, at Company's sole option and as an exclusive remedy, promptly refund the purchase price of the defective Product or replace the Product at Company's expense, including shipping charges. If Company requests Distributor to return the defective Products, such return shall be done at Company's expense.

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5.3Use by Users. The warranty provided shall not be voided due to use of the Products by Distributor's (or its affiliates', subsidiaries' or stocking distributors') customers or end-users; provided, that Distributor and Distributor's agents, employees, and sub-distributors use and store Products in accordance with Exhibit F. Any Products constituting a biologic or synthetic substance (the "Biologics") intended to enhance cellular growth may require special handling and storage, including temperature-controlled facilities, and may require registration by Distributor within the jurisdiction of operation and sale. Distributor shall comply with all instructions for handling and storage and to obtain all necessary registrations and permits for such Biologics, and any failure to comply with the foregoing shall constitute a material breach under this Agreement and void any warranty related thereto.

5.4Disclaimer of Any Other Warranties. COMPANY MAKES NO WARRANTIES REGARDING THE PRODUCTS OTHER THAN THE EXPRESS WARRANTIES IN EXHIBIT C TO THIS AGREEMENT AND THERE SHALL BE NO IMPLIED OR STATUTORY WARRANTIES, INCLUDING ANY IMPLIED WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, WARRANTY AGAINST DISEASE TRANSMISSION, CONFORMITY TO MODELS OR SAMPLES OF MATERIALS OR NON-INFRINGEMENT.

5.4.1ADDITIONALLY, COMPANY MAKES NO REPRESENTATIONS OR WARRANTIES CONCERNING THE BIOLOGIC PROPERTIES OR BIOMECHANICAL PROPERTIES OF THE PRODUCTS, INCLUDING WITHOUT LIMITATION THE RISK OF DISEASE TRANSMISSION TO POTENTIAL RECIPIENTS. FOR THE PURPOSES OF THIS SECTION: (A) "BIOLOGIC PROPERTIES" MEANS THE GENETIC PROPERTIES OF A PART OR FUNCTION OF A LIVING BODY AND (B) "BIOMECHANICAL PROPERTIES" MEANS THE MECHANICAL PROPERTIES OF A PART OR FUNCTION OF A LIVING BODY, WHICH PROPERTIES DEPEND UPON THE INHERENT PROPERTIES OF THE PART OR FUNCTION'S CONSTITUENTS AND UPON HOW THE CONSTITUENTS ARE ARRANGED RELATIVE TO EACH OTHER. IN NO EVENT SHALL EITHER PARTY BE LIABLE, WHETHER AS A RESULT OF CONTRACTUAL BREACH, TORT OR OTHERWISE, TO THE OTHER PARTY FOR ANY CONSEQUENTIAL, SPECIAL, OR INCIDENTAL DAMAGES INCURRED BY SUCH OTHER PARTY, INCLUDING BUT NOT LIMITED TO INJURY TO GOODWILL, OR INDIRECT OR SPECULATIVE LOST PROFITSUNLESS SUCH LIABILITY RESULTS FROM THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF THE OTHER PARTY. THE FOREGOING LIMITATION OF LIABILITY SHALL NOT APPLY TO THE PARTIES' RESPECTIVE CONFIDENTIALITY OBLIGATIONS HEREUNDER.

5.5Branding. Except for private labeling of Distributor's AmBioChoice and AmBioChoice Plus products, all Products shall be marketed solely under the branding and trademarks ("Trademarks") owned by Company and assigned to each of the Products. Such branding and trademarks may change from time to time at Company's sole discretion. Company grants to Distributor a limited license to the Trademarks to be used solely in the marketing of the Products during the Term of this Agreement provided that such use by Distributor is then in accordance with federal regulations concerning the marketing of medical products and any other relevant statutes and regulations. As between Company and Distributor, Company shall have the

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exclusive right to prosecute and defend all intellectual property rights with respect to Trademarks underlying the Products.

5.6Compliance with Laws. Each Party shall comply with all applicable United States federal, state, and local laws, executive orders, rules, and regulations in connection with the performance of their respective obligations under this Agreement, including without limit: a) any requirements which may be or become applicable due to the fact that one of the equity owners of Company is a physician and surgeon whose patients may receive medical services, including implants, included among the Products, some of whom from time to time may receive financing with respect to such services under the federal Medicare or Medicaid programs; b) regulatory requirements for human cellular and tissue based products in 21 CFR Part 1271; c) standards of procedure and operation required by the American Association of Tissue Banks; and d) generally accepted industry standards related to the current good tissue practices issued by the U.S. Food and Drug Administration.

5.7Indemnification.

(a)Definition of "Loss". A "Loss" or "Losses" shall mean any and all damages, deficiencies, claims, actions, charges, suits, proceedings, demands, assessments, judgments, orders, decrees, awards, penalties, fines, amounts paid in settlement, losses (including any diminution in value), costs, expenses, fees, obligations and liabilities (including, without limitation, costs of collection and attorneys' fees and expenses) arising from or related to any of the following:

(i)Company. In the case of Company as Indemnifying Party (as defined below), (A) any breach of or inaccuracy in any representation or warranty made by or on behalf of Company in this Agreement, (B) any breach or violation of any covenant or agreement made by or on behalf of Company in this Agreement, or (C) the failure of any Product to conform to any express warranty during the warranty period applicable thereto or, when delivered to Distributor, to conform to the specifications issued by Company, provided, however, that Company shall not indemnify Distributor to the extent that such Loss arises from the gross negligence or willful misconduct of Distributor or its customers.

(ii)Distributor.. In the case of Distributor as Indemnifying Party, (A) any breach of or inaccuracy in any representation or warranty made by or on behalf of Distributor in this Agreement, or (B) any breach or violation of any covenant or agreement made by or on behalf of Distributor in this Agreement, provided, however, that Distributor shall not indemnify Company to the extent that such Loss arises from the gross negligence or willful misconduct of Company.

(b)In General. Company shall indemnify Distributor and hold Distributor and its officers, directors, employees, agents and representatives harmless from, against, and in respect of Losses. Distributor hereby agrees to indemnify Company and hold Company and its officers, directors, employees, agents and representatives harmless from, against, and in respect of Losses.

(c)Time Limitation on Indemnification. Notwithstanding the foregoing, no claim may be made or suit instituted under this Section 5.7 unless such claim is asserted by written notice specifying to a reasonable degree the material details of the alleged breach (to the extent then

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known) that is delivered to the other Party on or before the first anniversary of the termination or expiration of this Agreement.

(d)Third Party Claims. Promptly after the receipt by any Party entitled to indemnification under this Section 5.7 (in such capacity, an "Indemnitee") of notice of the commencement of any action against such Indemnitee by a third party (a "Third Party Claimant"), such Indemnitee shall, if a claim with respect thereto is or may be made against any party required to provide indemnification pursuant to this Section 5.7 (in such capacity, an "Indemnifying Party"), give such Indemnifying Party written notice thereof The failure to give such notice shall not relieve any Indemnifying Party from any obligation hereunder except where, and then solely to the extent that, such failure actually and materially prejudices the rights of such Indemnifying Party. Such Indemnifying Party shall have the right to defend such claim, at such Indemnifying Party's expense and with counsel of its choice reasonably satisfactory to the Indemnitee, provided that the Indemnifying Party conducts the defense of such claim actively and diligently. If the Indemnifying Party assumes the defense of such claim, the Indemnitee agrees to reasonably cooperate in such defense so long as the Indemnitee is not materially prejudiced thereby. So long as the Indemnifying Party is conducting the defense of such claim as provided in the previous sentence, the Indemnitee may retain separate co-counsel at its sole cost and expense and may participate in defense of such claim, and neither the Indemnifying Party nor the Indemnitee will consent to the entry of any judgment or enter into any settlement with respect to such claim without the prior written consent of the other, which consent will not be unreasonably withheld. If the Indemnitee reasonably determines that there may be a conflict between the positions of the Indemnifying Party and the Indemnitee in conducting the defense of any action pursuant to this Section 5.7, the counsel for the Indemnitee shall conduct the defense of such action (at the expense of the Indemnifying Party) to the extent reasonably determined by such counsel to be necessary to protect the interests of the Indemnitee and the Indemnifying Party shall employ separate counsel for its own defense. In the event the Indemnifying Party does not or ceases to conduct the defense of such claim as so provided, (x) the Indemnitee may defend against, and consent to the entry of any judgment or enter into any settlement with respect to, such claim in any manner it may reasonably deem to be appropriate, (y) the Indemnifying Party will reimburse the Indemnitee promptly and periodically for the costs of defending against such claim, including attorneys' fees and expenses, and (z) the Indemnifying Party will remain responsible for any Losses the Indemnitee may suffer as a result of such claim to the full extent provided in this Section 5.7. Each Party shall take all such actions at the expense of the other Party as may be reasonably requested by such Party in connection with such settlement or defense. If a preliminary or final judgment shall be obtained against Distributor's use of Products or any components thereof by reason of any alleged infringement, or if, in Company's opinion, a Product is likely to become subject to such a claim, Company may, at its sole option and expense:

(i)modify the Product so that the Product becomes non-infringing, but still meets the performance specifications of such Product;

(ii)procure for Distributor or its customers the right to continue to use the Product; or

(iii)substitute for the allegedly infringing Product another product meeting the performance specifications for such Product, at no additional cost to Distributor.

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(e)Additional Limits on Indemnification. Anything elsewhere in this Agreement to the contrary notwithstanding, neither Party nor any Indemnitee shall be entitled to indemnification pursuant to Section 5.7(b) of this Agreement:

(i)for any amount by which a covered Loss is increased because the Indemnitee failed to give the Indemnified Party notice thereof within a reasonable time after learning that such covered Loss exists;

(ii)for any portion of any covered Third Party Claim to the extent settled or compromised by the Indemnitee without the prior written consent of the Indemnifying Party, which consent may not be unreasonably withheld or delayed provided such settlement or compromise does not require admission of guilt and provides a complete release, while the Indemnifying Party has undertaken and continues the defense of such Third Party Claim in accordance with the terms of Section 5.7(d);

(iii)for any amount in excess of the highest bona fide offer by the Indemnifying Party to settle or compromise any covered Third Party Claim where such offer of settlement or compromise includes a complete release of, or complete covenant not to sue, the Indemnitee by the Third Party Claimant and the Third Party Claimant states in writing that such offer of settlement or compromise is unconditionally acceptable to it but the settlement or compromise is prevented from occurring by any action or any withholding of consent or approval on the part of the Indemnitee;

(iv)anything elsewhere in this Agreement to the contrary notwithstanding, it is the intention of Company and Distributor that indemnification, as provided in this Section 5.7, shall be the exclusive remedy for any and all breaches of representation, warranty, covenant, or agreement contained in this Agreement, except for specific performance of covenants specified in this Agreement, provided that the foregoing shall not limit the right of the Parties to such equitable remedies as may be available. NEITHER PARTY SHALL BE LIABLE TO THE OTHER FOR ANY AMOUNTS REPRESENTING ITS LOSS OF PROFITS, LOSS OF BUSINESS, OR INDIRECT, SPECIAL, EXEMPLARY, CONSEQUENTIAL OR PUNITIVE DAMAGES, ARISING FROM THE PERFORMANCE OR NONPERFORMANCE OF THIS AGREEMENT OR ANY ACTS OR OMISSIONS ASSOCIATED THEREWITH OR RELATED TO THE USE OF ANY ITEMS OR SERVICES FURNISHED UNDER THIS AGREEMENT, WHETHER THE BASIS OF THE LIABILITY IS BREACH OF CONTRACT, TORT (INCLUDING NEGLIGENCE AND STRICT LIABILITY), STATUTES, OR ANY OTHER LEGAL THEORY.

ARTICLE Six
ASSIGNMENT

6.1Distributor's Rights and Obligations Nonassignable. Distributor's rights to market, promote, sell, and distribute the Products are nonassignable or otherwise transferable in whole or in part without Company's prior written consent.

6.2Assignment by Company. Company may assign this Agreement without Distributor's consent upon written notice to Distributor.

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ARTICLE Seven
TERM, MODIFICATION, AND TERMINATION

7.1Term. The initial term of this Agreement is 39 months commencing as of the Effective Date and ending December 31, 2018 (the "Initial Term"), and shall renew for successive one year periods thereafter only through advance written consent of each Party (the Initial Term together with all such renewal periods are referred to as "Term"). Any earlier modification or termination of the Term to the contrary notwithstanding, under no circumstances shall the pricing of any Products which may be sold for use in treating patients whose care is financed in whole or in part under the federal Medicare or Medicaid programs be changed outside of allowed/accepted parameters in any respect within such Term.

7.2Termination, Either Party may terminate this agreement with or without cause, upon 30 days written notice delivered to the last known address of the other Party.  Company may terminate this Agreement immediately upon the material breach of any provision hereof by Distributor. In the event of termination or expiration of this agreement, Company shall within 90 days after such termination, have-the right to purchase from Distributor all of any inventory of Products which Distributor may have on hand that are in sellable condition and shall have purchased from Company at a price not to exceed the transfer price at which Distributor acquired such inventory. In addition, Distributor shall to return to Company any and all property belonging to Company, including, without limitation, all sales materials, documentation, quotations, specifications, prices, confidential data, and demonstration Products, materials, and samples, and Company shall also return any like property of Distributor. No transactions voided as part of termination will be included in any Rebate calculation. Further, no Rebate will be paid for the calendar year unless Company terminates without cause.

ARTICLE Eight
ACCEPTANCE

8.1Company Acceptance. All orders placed by Distributor are subject to Company acceptance. Company may reject any order in Company's sole discretion.

ARTICLE Nine
WORK PRODUCT AND INTELLECTUAL PROPERTY

9.1Prohibition on Reverse Engineering and Ownership of Work Product. Distributor agrees not to modify, improve, reverse engineer, disassemble, analyze for reproduction, or otherwise duplicate any of the Products and further agrees not to aid any other persons or entities in doing the same. Any modifications or improvements to the Products (collectively, the "Improvements") made by Distributor shall be owned exclusively by Company, and Distributor hereby assigns, and shall ensure that its employees and officers enter into binding commitments to assign, to Company all rights, title, and interest in and to the Improvements. Company shall own all Work Product (as defined below). All Work Product shall be considered work made for hire by Distributor and owned by Company. If any of the Work Product may not, by operation of law, be considered work made for hire by Distributor for Company (or if ownership of all right, title, and interest of the intellectual property rights therein shall not otherwise vest exclusively in Company), Distributor agrees to assign, and upon creation thereof automatically assigns, without further

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consideration, all Work Product. Company and its successors and assigns shall have the right to obtain and hold in its or their own name copyrights, registrations, patents, and any other protection available in any Work Product. "Work Product" means all intellectual property rights that relates to the business and interests of Company and that Distributor creates, invents, conceives, or develops at any time during the term of this Agreement relating to the business of Company, including all U.S. and international copyrights, patentable inventions, Trade Secrets (as defined below), discoveries, and improvements, and other intellectual property rights.

ARTICLE Ten
FORCE MAJEURE

10.1Force Majeure. Neither Party shall be held in breach of this Agreement for failure to perform any of its obligations hereunder, and the time required for performance shall be extended for a period equal to the period of such delay, provided that such delay has been caused by or is a result of any acts of God; acts of the public enemy; civil strife; wars declared or undeclared; embargoes; labor disputes, including strikes, lockouts, job actions, or boycotts; fires; explosions; floods; shortages of material or energy; events caused by reason of laws or regulations or orders by any government, governmental agency, or instrumentality, or by any other supervening unforeseeable circumstances beyond the reasonable control of the Party so affected. The Party so affected shall (a) give prompt written notice to the other Party of the nature and date of commencement of the force majeure event and its expected duration, and (b) use its reasonable best efforts to relieve the effect of such cause as rapidly as possible.

ARTICLE Eleven
INDEPENDENT CONTRACTOR AND INSURANCE

11.1Independent Contractor. Distributor is an "independent contractor," and shall use its best efforts on behalf of Company. Except as otherwise provided in this Agreement, Distributor shall not be obligated to serve Company exclusively during the Term and Company shall not be obligated to engage Distributor exclusively at any time during the Term. Distributor shall be solely responsible for all federal, state, and local taxes on Distributor's income as well as all state, local, federal sales and excise taxes, payroll unemployment and any other taxes applicable to its employees and independent contractors.

11.2Authorized Distributor. Distributor may indicate in its advertising and on its stationery that it is an authorized distributor for Company and that Products promoted by or sold by it were manufactured or distributed by Company, as the case may be. Company does not appoint Distributor as its agent, nor does Company authorize Distributor to pledge the credit of Company or to enter into any contract for Company or to bind Company in any manner.

11.3Trademarks and Trade Name. Company does not convey any property rights or interest in any trademarks, trade names or other intellectual property of Company. Distributor's use of any trademark or trade name, or other intellectual property of Company, is for the exclusive benefit of Company.

11.4Insurance. Distributor and Company shall obtain and/or maintain general liability, professional liability and product liability insurance or its equivalent amounting to at least four

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million dollars ($4,000,000) per occurrence and four million dollars ($4,000,000) in the aggregate in view of the activities contemplated pursuant to this Agreement. Any such coverage may be satisfied under each party's own umbrella policy, if any. Each party will supply the other adequate proof of such coverage on each anniversary date of this Agreement.

ARTICLE Twelve
CONFIDENTIALITY

12.1Consequences of Entrustment with Sensitive Information. Distributor's relationship with Company requires considerable responsibility and trust. Relying on Distributor's ethical responsibility and undivided loyalty, Company agrees to and expects to entrust Distributor with highly sensitive, confidential, restricted, and proprietary information involving Trade Secrets and Confidential Information (as defined herein). Distributor should recognize that it could prove very difficult to isolate these Trade Secrets and Confidential Information from business activities that Distributor might consider pursuing after termination of Distributor's Services, and in some instances Distributor may not be able to compete with Company in certain ways because of the risk that Company's Trade Secrets and Confidential Information might be compromised. Distributor acknowledges and agrees that Distributor is legally and ethically responsible for protecting and preserving Company's proprietary rights for use only for Company's benefit, and these responsibilities may impose unavoidable limitations on Distributor's ability to pursue some kinds of business opportunities that might interest Distributor during or after Distributor's relationship with Company.

12.2Definition of "Trade Secret". A "Trade Secret" is any information, including technical or non-technical data, formulas, patterns, compilations, programs, devices, methods, techniques, drawings, processes, financial data, financial plans, product plans, or a list of actual or potential customers or suppliers which qualifies as a trade secret under applicable law. A "Trade Secret" generally (a) derives economic value, actual or potential, from not being generally known, and not being readily ascertainable by proper means, by other persons who can obtain economic value from its disclosure or use; and (b) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy.

12.3Restrictions of Use of Disclosure of Trade Secrets. Distributor agrees not to use or disclose any Trade Secrets of Company for so long as Distributor provides the Services to Company and for so long afterwards as the pertinent item or information remains a Trade Secret, whether or not the Trade Secret is in written or tangible form, except as required to perform Distributor's Services for Company. This prohibition is in addition to any rights of Company existing under common law or applicable statutes for the protection of Trade Secrets or Confidential Information.

12.4Confidential Information. In addition, and without any intention of limiting Distributor's other obligations under this Agreement in any way, Distributor agrees, for so long as Distributor provides the Services to Company and for a period of three years following the cessation of the Services for any reason (with or without cause), not to disclose or reveal any Confidential Information concerning Company or its clients or business partners. As used herein, "Confidential Information" includes all data or information, whether or not marked "confidential" (other than Trade Secrets), that is valuable to Company (or, if owned by someone

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else, is valuable to that third party) and not generally known to the public or to competitors in the industry, whether (a) disclosed by Company or developed by Distributor as part of Distributor's duties hereunder, or (b) disclosed to Company, or to Distributor as part of Distributor's duties hereunder, by third parties subject to obligations of confidentiality. "Confidential Information" includes Distributor's compensation from Company pursuant to this Agreement, Company's business, markets, strategic plans, or any information pertaining to the technologies and proprietary products, services, and processes of Company (particularly technology under current development or improvement), or any confidential information received from a customer or business partner of Company, unless Distributor has obtained express approval to use or disclose such information from Company in advance. Any and all material data, information, know-how, and documentation related to Company's Business, its market, its customers, its technology, its research and development, and its anticipated business which is communicated to, supplied to, or observed by Distributor that is not public information constitutes Confidential Information.

12.5Return of Materials. Upon Company's request or upon the cessation of Services, Distributor must return to Company all memoranda, notes, records, drawings, manuals, computer programs, internal or external storage devices, drives, documentation, diskettes, computer tapes, and other documents or media pertaining to the business of Company or the Services (including all copies of such materials). Distributor must also return to Company and leave at its disposal all materials involving any Trade Secrets and Confidential Information of Company. This Section 12.5 is intended to apply to all materials made or compiled by Distributor, as well as to all materials furnished to Distributor relating to the provision of the Services.

ARTICLE Thirteen
DISPUTES, GOVERNING LAW, AND VENUE

13.1Governing Law and Venue. This Agreement will be governed by and construed in accordance with the laws of the State of Georgia. Any claim arising out of or relating to this Agreement or its subject matter or any right or obligation created by this Agreement, irrespective of legal theory or claims underlying such dispute, will be brought and determined exclusively in the courts of Cobb County in the State of Georgia. Each Party irrevocably submits to the jurisdiction of courts in the State of Georgia, and agrees not to challenge jurisdiction or choice of venue for this Agreement, its subject matter, or any right, obligation, or dispute arising hereunder.

13.2Attorneys' Fees. In the event any suit or arbitration is reasonably necessary to enforce any provision of this Agreement, the non-prevailing Party shall pay the prevailing Party a reasonable sum for attorneys' fees and costs incurred by the prevailing Party. For these purposes, 'prevailing party' means the Party who is most successful in the proceedings as determined by the trial judge.

13.3Specific Performance and Consent to Injunctive Relief. Distributor agrees that Company will suffer irreparable harm if Distributor breaches any covenant in this Agreement, and that damages would be very difficult to ascertain if Distributor breached any covenant in this Agreement. The faithful observance of all covenants in this Agreement is an essential condition to Distributor's continuing relationship with Company, and Company is depending upon absolute compliance. This Agreement is intended to protect the proprietary rights of Company in many important ways. Even the threat of any misuse of the Trade Secrets or Confidential Information of

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Company would be extremely harmful, since they are essential to the business of Company. Distributor agrees that any court or arbitrator of competent jurisdiction should immediately enjoin any breach of this Agreement upon the request of Company, and Distributor specifically releases Company from the requirement of posting any bond in connection with temporary or interlocutory injunctive relief, to the extent permitted by law.

ARTICLE Fourteen
FURTHER ASSURANCES

14.1Further Assurances. Each Party shall do and perform, or cause to be done and performed, all such further acts and things, and shall execute and deliver all such other agreements, certificates, instruments, and documents as the other Party may reasonably request in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated hereby.

ARTICLE Fifteen
RESTRAINT ON COMPETITION

15.1DELIBERATELY BLANK

15.2DELIBERATELY BLANK

15.3Nonsolicitation of Employees. Each Party acknowledges the substantial amount of time, money, and effort that the other Party has spent and will spend in recruitment of competent employees, and independent contractors, and agrees that it will not, during the term of this Agreement and for a period of 12 months following the termination of the Agreement for any reason (with or without Cause), solicit, or actively assist any other entity in soliciting, for employment or hire on any other basis, including as an independent contractor, any Party's employees or independent contractors. Hiring through general employment advertising is not prohibited by this clause.

15.4Nonsolicitation of Vendors or Partners. Distributor acknowledges the substantial amount of time, money, and effort that Company has spent and will spend in the development of manufacturer partnerships, and agrees that Distributor will not, during the Nonsolicitation Period, regardless of the reason of termination of this Agreement (with or without cause), (a) solicit any of Company's vendors, or manufacturing or business partners, including such entities' distributors, for business, competitive with Company's Business or otherwise, or (b) actively assist any other entity in soliciting for business any of Company's vendors or manufacturing or business partners, including such entities' distributors. This provision will not limit the scope or effectiveness of any other of Distributor's duties to Company regarding non-competition or non-solicitation, as evidenced herein or through a separate written instrument.

ARTICLE Sixteen
LIMITATION OF LIABILITY

16.1Limitation of Liability. Company will not be liable to Distributor for any indirect, incidental, delay, special, punitive, or consequential damages, including damages for lost opportunities, lost profits, loss of use, cost of capital, from this Agreement or any other transaction,

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or lost savings, whether arising in contract, tort, or otherwise, even if such damages were foreseeable or result from a breach of this Agreement. In no event will Company's aggregate liability to Distributor exceed the amount of the fees paid by the Company to Distributor during the 12-month period immediately preceding the date the relevant claim first arose. The Parties specifically acknowledge that the pricing provisions of this Agreement reflect such allocation of risk and limitation of liabilities.

ARTICLE Seventeen
MISCELLANEOUS

17.1Severability. If any provision of this Agreement, or the application of such provision to any person or entity or set of circumstances, is determined to be invalid, unlawful, void, or unenforceable to any extent, the remainder of this Agreement, and the application of such provision to persons or entities or circumstances other than those as to which it is determined to be invalid, unlawful, void, or unenforceable, will not be affected and will continue to be valid and enforceable to the fullest extent permitted by law. The Parties will attempt to re-negotiate any provision deemed invalid, unlawful, void or unenforceable.

17.2Notices. All notices under this Agreement will be in writing and will be deemed to have been given and received on the earlier of the date when written notice is delivered to the address of the Party notified or three business days after the date such notice is deposited in the U.S. Mail, by registered or certified mail, postage prepaid, addressed to the address of the Party being notified. Any Party may change its address for notices by giving a written notice of address change to the other Party. Notice to the Parties will be given at the address as follows:

If to Company:	Vivex Biomedical, Inc.
:	1755 West Oak Parkway, Suite 200
Marietta, Georgia 30062
Attention: Ricardo Nunez, General Counsel
Fax: (678) 669-2006

If to Distributor	CPM Medical Consultants, LLC
1565 North Central Expressway, Second Floor
Richardson, TX 75080
Attention: Mark Brooks, CEO
Fax: (972) 354-5566

17.3No Waiver. Waiver by Company of any breach of this Agreement by Distributor will not be effective unless such waiver is in writing, signed by an authorized official, and references the specific breach, and no such waiver will operate or be construed as a waiver of the same or another breach on the same or any subsequent occasion.

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17.4Entire Agreement. This document is the full, complete and final agreement between the Parties as to its subject matter and supersedes any previous written or oral agreements relating to this subject which Distributor may have made with Company.

17.5Benefit. This Agreement will inure to the benefit of, and be binding upon, (i) Company, together with its successors and assigns; and (ii) Distributor, together with, as permitted, Distributor's successors, executors, administrators, personal representatives, heirs, and legatees. This Agreement is not intended to provide third-party beneficiary status to any other party, except as specificarovided herein.

17.6Section Headings. The headings contained in this Agreement are for reference purposes only and will not in any way affect the meaning or interpretation thereof.

17.7Counterparts. This Agreement may be executed in counterparts, each of which will be an original, but all of which together will constitute one instrument.

17.8Joint Language. Language in this Agreement is deemed to be the language chosen by the Parties to express their mutual intent and no rules of strict construction will be applied.

17.9Additional Representations and Warranties. Each Party represents and warrants to the other that: (a) it is not a party to or bound by any agreement or understanding, oral or written, which conflicts with or purports to prohibit it from entering into this Agreement or performing any term or provision of this Agreement; and (b) that the person whose signature appears below as signatory for it has been and is on the date hereof duly authorized by all necessary and appropriate action to execute this Agreement.

17.10Modification. This Agreement may be modified or amended from time to time only by the mutual agreement of the Parties reduced to writing and executed by them.

17.11Cumulative Remedies and Costs. Rights and remedies specified in this Agreement are in addition to all other rights and remedies a Party may have under any other agreement or applicable law, including any right to equitable relief and any right to sue for damages as a result of a breach of this Agreement (whether or not it elects to terminate this Agreement), and all such rights and remedies are cumulative.

17.12Qui Tam Waiver. If any administrative claim is made against Company, through a qui tam action under the False Claims Act or otherwise (any such claim an "Administrative Action"), to the extent permissible by law, Distributor will not be entitled to, and hereby waives and covenants not to pursue, any individual monetary relief or award or other individual remedies available to Distributor by or through such Administrative Action. The Parties agree that this Agreement does not limit either Party's right, where applicable, to file or participate in an investigative proceeding of any federal, state, or local governmental agency or authority. Distributor agrees to have all of its owners, managers, directors, officers, employees, agents, attorneys, consultants, and any other representatives individually agree to abide by the terms of this Section 17.12.

17.13Interpretation. For this Agreement, (i) the words "include," "includes" and "including" are deemed to be followed by the words "without limitation"; (ii) the word "or" is not

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exclusive; and (iii) the words "herein," "hereof," "hereby," "hereto" and "hereunder" refer to this Agreement as a whole. Unless the context otherwise requires, references herein (x) to sections, schedules, and exhibits mean the sections of, and schedules and exhibits attached to, this Agreement; (y) to an agreement, instrument, or other document means such agreement, instrument, or other document as amended, supplemented, and modified from time to time to the extent permitted by the provisions thereof; and (z) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. This Agreement is to be construed without regard to any presumption or rule requiring construction or interpretation against the Party drafting an instrument or causing any instrument to be drafted. The schedules and exhibits referred to herein are to be construed with, and as an integral part of, this Agreement to the same extent as if they were set forth verbatim herein.

17.14Press Releases and Other Publicity Announcements. The timing and content of any voluntary press releases, public announcement or similar publicity regarding Product, may be issued at such time and in such manner as determined jointly by Distributor and Company. Each Party will have adequate opportunity to review and approve all such publicity, which will not be unreasonably withheld, delayed or conditioned. Communication required by law or regulation shall be preceded by reasonable notice as practical.

[Signature page follows.]

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IN WITNESS WHEREOF, the Parties have executed this Distributorship Agreement as of the Effective Date.

COMPANY	DISTRIBUTOR
Vivex Biomedical, Inc.	CPM Medical Consultants, LLC

Name: Tracy Anderson	Name: Mark Brooks
Title: CEO	Title: CEO

Acknowledged and Agreed:

The undersigned individual, in his capacity as a principal of Distributor, hereby agrees to comply with the terms and conditions of this Agreement, including the duties to maintain confidentiality, protect trade secrets, and refrain from reverse engineering, as described in Articles Nine and Twelve of this Agreement, and the duty to not solicit customers or employees of Company, as described in Article Fifteen of this Agreement.

Name: Mark Brooks
Title:

REMAINDER OF PAGE DELIBERATELY BLANK

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EXHIBIT A

DESCRIPTION AND TRANSFER PRICING OF PRODUCTS

1.	Products. Distributor shall apply its best efforts in selling and marketing the following Company Products.

CPM Fee Schedule

Note: Attached are the prices as of September 17, 2015. Prices are subject to periodic market adjustments. Company may change Transfer Prices for Products consistent with fee changes applicable to or consistent with changes applicable to Company's other customers. Company will take reasonable measures to provide advance notice of price changes.

Item #	Item Description	CPM Transfer Fee Cost
0332	FF Anterior Tibialis Tendon	$1,500
0333	FF Posterior Tibialis Tendon	1,500
VX-2850, VX-2850r	Vega Cancellous Strip 50mm x 20mm x 05mm	700
VX-2857, VX-2857r	Vega Cancellous Strip 50mm x 20mm x 07mm	1,138
1404	Cancellous Crushed 15cc	258
VCA050000	Via Graft 5cc	1,500
VCA025000	Via Graft 2.5cc	800
VX-EP5	Vivex DBM Plus 5cc	529
VX-EP3	Vivex DBM Plus 3cc	424
VX-EP10	Vivex DBM Plus 10cc	929
ALL-0025	Allogen (small, 0.25m1)	114
ALL-0050	Allogen (medium, 0.5m1)	137
ALL-0100	Allogen (large, 1.0m1)	218
ALL-0200	Allogen (x large, 2.0m1)	364
0008	FF Patella Tendon w/ Bone Block Half	2,100
VX-3116, VX-3116r TBD 1745	Vega Cancellous Sponges 12mm x 12mm x12mm Vega Cancellous Sponges 10mm x 10mm x10mm FF SemiT Tendon	394 394 1,138

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1746	FF Gracilis Tendon	569
8922	BTB Pre-shaped	TBD
BF2-50x10-05	HA/TCP Strip 50 x 10 x 5mm (tea)	700
CAS010100	Cygnus SoloTM Amnion Patch, 1x1cm	74
CAS020200	Cygnus Solon" Amnion Patch, 2x2cm	148
CAS020300	Cygnus SoloTM Amnion Patch, 2x3cm	198
CAS030300	Cygnus SoloTM Amnion Patch, 3x3cm	270
CAS040400	Cygnus SoloTM Amnion Patch, 4x4cm	442
CAS040600	Cygnus SoloTM Amnion Patch, 4x6cm	638
CAS040800	Cygnus SoloTM Amnion Patch, 4x8cm	834
CAS070700	Cygnus SoloTM Amnion Patch, 7x7cm	1,252
CAS101000	Cygnus SoloTM Amnion Patch, 10x10cm	2,502
CAS121200	Cygnus SoloTM Amnion Patch, 12x12cm	3,456
CAS021200	Cygnus SoloTM Amnion Patch, 2x12cm	638

2.

Rebate in Company Stock. Distributor shall earn a Rebate in Company stock, which will be transferred by April 15th of each calendar year beginning in 2016, for prior year purchases, provided Distributor meets Minimum Sales Thresholds and this Agreement has not been terminated. Distributor's 2015 calculation will include all direct purchases from Company's Marietta location beginning August 24, 2015. This includes without limit Distributor's PO # P15-0819-MARK for all items on that PO that were shipped, not returned, and paid for withindays of invoice date.

If Distributor exceeds the Minimum Sales Thresholds, the Rebate will be calculated under the following formula:

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EXHIBIT B

TERRITORY

1.

Appointment of Territory. "Territory" is defined as all doctors, hospitals, clinics, or other healthcare facilities where medical treatment is administered, within and limited to the Field of Use (as defined below) AND located in the territory stipulated below:

United States of America

All Territory is assigned to Distributor on a non-exclusive basis.

2.	Field of Use. For purposes of this Agreement, the "Field of Use" includes the following fields, specialties, and indications:
•

General orthopedic, sports medicine, foot & ankle and spine use all as Company may amend from time-to-time. During the Term Company may grant exclusive distributorships for Products to other distributors.

3.

Additional Responsibilities of Distributor. Distributor shall assist in sales calls, coverage of surgeries, and any other assistance outside Distributor's Territory as may be requested by Company from time to time in order to assist in Company's overall business efforts.

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EXHIBIT C

TERMS OF SALE

These Terms and Conditions are incorporated into each Purchase Order in Exhibit C above as if fully written. The Purchase Order constitutes an offer by the Distributor referenced on the Purchase Order. The offer shall be deemed accepted by Company solely by Company signature of acceptance indicated on the front page of the Purchase Order.

1.

PARTIES. V ivex Biomedical, Inc., a Delaware corporation, is "Company," and the person or Company purchasing goods, as referenced on the Purchase Order, is "Distributor." All materials, goods or work described on the Purchase Order, regardless of type, are referred to as "Products."

2.

INSTALLATION AND SERVICE; PRICE ADJUSTMENTS; PAYMENT. The Product price includes all cost of future services to be rendered by Company to prepare the Products for use including, for example, the cost of an operating room representative, inventory monitoring and tray maintenance within the medical facility. These costs can be itemized upon Distributor's request. Distributor is solely responsible for any state, local, or federal sales, use, excise or other taxes and unless specifically stated, such taxes are Distributor's responsibility. Such taxes will be added to the final invoice prices in those instances in which Company is required to collect them from Distributor; provided, if Company does not collect any such taxes and is later asked by or required to pay such taxes to any taxing authority, Distributor will make such payment to Company. At Company's option, prices may be adjusted to reflect any increase in the costs of Company resulting from state, federal or local legislation or any change in the rate charge or classification of any carrier. Unless otherwise specified by Company, all prices are F.O.B. Company's plant and payment terms are net 50 days from date of invoice. Past due invoices will be subject to a service charge on the unpaid balance at an interest rate equal to the lesser of 18% per annum or the maximum allowable interest rate under applicable law. Distributor shall reimburse all expenses incurred by Company in collection, including reasonable attorneys' fees.

3.

SHIPMENT; DELIVERY; RISK OF LOSS. Title to and risk of loss of the Products shall pass to Distributor as soon as Company delivers the Products to the carrier. Each shipment date is approximate, and Company is not responsible for any damages of any kind resulting from any delay in shipment or delivery of any Products. Distributor is responsible for all shipping, delivering, handling, storage and insurance charges, such charges to be added to the final invoice or reimbursed by Distributor to Company upon Company's payment of such charges.

4.

WARRANTY. The only warranty given in respect of any Product is the express written Warranty provided by Company in Section 5 of the Distributor Agreement. COMPANY MAKES NO OTHER WARRANTY, EXPRESS OR IMPLIED, WHETHER OF MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE OR USE OR OTHERWISE, ON THE PRODUCTS, OR ON ANY PARTS OR LABOR FURNISHED DURING THE SALE, DELIVERY, INSTALLATION, OR SERVICING OF THE PRODUCTS.

5.

CLAIMS; COMMENCEMENT OF ACTIONS; RETURNS. Distributor shall promptly inspect all Products upon delivery. No claims for shortages will be allowed unless such shortages are reported to Company within seven days after delivery. No other claims against Company relating to any Products will be allowed unless asserted in writing within 30 days after delivery of such Product. Any lawsuit or other action by Distributor based upon breach of this contract or upon any other claim arising out of this sale must be commenced within one year from the date of the tender of delivery by Company. Returns of Products by Distributor to Company must conform to the "Biologics Return Policy and Restocking Fee" at Exhibit D.

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6.

LIMITATION OF LIABILITY. IN NO EVENT SHALL COMPANY BE LIABLE TO DISTRIBUTOR FOR ANY SPECIAL, INDIRECT, INCIDENTAL OR CONSEQUENTIAL DAMAGES ARISING OUT OF OR AS THE RESULT OF THE SALE, DELIVERY, NON-DELIVERY, INSTALLATION, SERVICING, USE OR LOSS OF USE OF THE PRODUCTS OR ANY PART THEREOF, OR FOR ANY CHARGES OR EXPENSES OF ANY NATURE INCURRED WITHOUT COMPANY'S WRITTEN CONSENT, EVEN THOUGH COMPANY HAS BEEN NEGLIGENT. IN NO EVENT SHALL COMPANY'S LIABILITY UNDER ANY CLAIM MADE BY DISTRIBUTOR EXCEED THE PURCHASE PRICE OF THE PRODUCTS IN RESPECT OF WHICH DAMAGES ARE CLAIMED.

7.

CREDIT; RIGHTS OF COMPANY. If Distributor fails to pay any indebtedness to Company promptly when due or if Distributor's performance or financial condition shall at any time seem to Company inadequate to warrant an extension of credit, Company may, if it so elects, with or without demand for any payment past due and without prejudice to any other rights or remedies available to it, take some or all of the following actions: (a) Require cash payment in advance or on delivery or on presentation of a sight draft attached to a bill of lading or such other security or proof of responsibility as is satisfactory to Company, as a condition to making further shipments of Products to Distributor or any of its customers (irrespective of whether such shipments are in fulfillment of any order already received and accepted by Company). (b) Cancel any unfilled and unshipped order or portion thereof, by Distributor for Products. (c) Apply any outstanding credits or loans due Distributor against any indebtedness owing by Distributor to Company, whether or not due or past due. If Distributor fails in any way to fulfill any of its obligations hereunder, Company may defer further shipments until such default is corrected or cancel this order and recover damages. Company shall have a security interest in, and lien upon, any property of Distributor in Company's possession as security for the payment of any amounts owing to Company by Distributor.

8.

CANCELLATIONS. After acceptance by Company, an order shall not be subject to cancellation by Distributor except with Company's advance written consent and upon terms that will indemnify Company against all direct, incidental and consequential loss or damage including, but not limited to, the losses, damages and expenses described in Section 3 above

9.

LIMITATION OF ASSIGNMENT. Neither Party may assign any of its rights or obligations hereunder without the prior written consent of the other, except that Company shall have the right to assign to any Company with which it is affiliated or to any corporation into which it shall be merged, with which it shall be consolidated, or by which it, or all or substantially all of its assets, shall be acquired or any other Company resulting from a reorganization of Company or its business segments.

10.

ENTIRE AGREEMENT. This document contains the entire agreement between Company and Distributor and constitutes the final, complete and exclusive expression of the terms of the agreement, all prior or contemporaneous written or oral communications, agreements, forms or negotiations with respect to the subject matter hereof and replaces the same in its entirety. By way of illustration and not limitation, Distributor's order shall be deemed to incorporate, without exception, all terms and conditions hereof notwithstanding any order form of Distributor containing additional or contrary terms or conditions, unless Distributor shall have expressly advised Company to the contrary in a writing apart from such order form, and no acknowledgement by Company of an order by Distributor shall be deemed to be an acceptance by Company of any such additional or contrary terms or condition. Any acknowledgement by Company of any order by Distributor is expressly conditional on Distributor assenting to, or otherwise being bound by,

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any terms or conditions hereof which are in addition or contrary to the terms and conditions of Distributor's order form. No additional or contrary terms or conditions or modifications may be made to the terms and conditions contained herein except by a written instrument signed by one of Company's officers. Stenographical and clerical errors are subject to correction by Company.

11.

GOVERNING LAW. This document and the sale of all Products shall be governed by and construed in accordance with the laws of the State of Georgia. Whenever there is a conflict of laws, the substantive laws of the State of Georgia shall prevail. All disputes shall be filed solely in a court of competent jurisdiction located in Cobb County, Georgia.

12.

NO TRANSFER OF "PHI". Distributor and Company agree that Company is not a "Business Associate" as defined under HIPAA and that Distributor shall not, directly or indirectly, deliver or transfer any "Protected Health Information" (also as defined by HIPAA) to Company.

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EXHIBIT D

BIOLOGICS RETURN POLICY AND RESTOCKING FEE

All returned items require a Return Authorization number ("RA") prior to returning. To obtain an RA, contact Vivex Customer Service at customerservice@vivexbiomedical.com. Any items returned without an RA number may be considered non-returnable. All returns will be credited against the Rebate calculation.

Fresh Tissue

No return.

Freeze-Dried Tissue and Synthetic Biomaterials

May only be returned if (1) Company receives the package within ten business days from the date shipped to the designated distributor, representative, or healthcare facility, and (2) the packaging has not been opened or compromised.

There will be a 20% restocking fee applied per item.

The remaining balance will be credited upon approval and upon inspection of tissue returned.

Frozen Allograft Tissue

It is not standard practice for Company to accept frozen tissue returned from a purchaser due to strict requirements on temperature monitoring and chain of custody. Therefore, the basic considerations would be that the shipping container has not been opened or tampered with, the RA is requested within the same business day of delivery, and the total amount of time on dry ice is within 48 hours from the date shipped to the designated purchaser. Each request will be reviewed for approval on an individual basis by contacting Vivex Customer Service at the above email address.

There will be a 20% restocking fee applied per tissue item.

The remaining balance will be credited upon approval and upon inspection of tissue returned.

All frozen tissue returns, if accepted, must comply with the individual tissue bank's return policy.

Qualification

Notwithstanding the foregoing, the above return policy is subject to the terms and conditions offered by the manufacturer of the products at issue.

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EXHIBIT E

STORAGE AND HANDLING

1.

Where applicable, Distributor agrees to store and handle the Consigned Goods in accordance with: (i) the U.S. Food and Drug Administration policy entitled Good Tissue Practice, as amended from time to time; and (ii) the manufacturer's recommended Storage Requirements and Preparation policy as set forth in the package insert that accompanies the Consigned Goods (the "Storage Requirements"). Distributor shall indemnify and hold harmless Company for any adulteration, contamination, or any other defect resulting from the failure to comply with the Storage Requirements.

2.	Distributor agrees to the following:
(i)	Distributor is prohibited from transferring any consigned allograft to another Distributor location;
(ii)	Distributor shall maintain storage conditions in compliance with The Joint Commission Regulations (TJC) Transplant Safety Standards or FDA/AATB Standards, as applicable;
(iii)	Distributor shall document receipt of each replacement graft and track the location of the graft throughout the Distributor, in compliance with TJC regulations or FDA/AATB Standards, as applicable;
(iv)	Distributor shall document each graft implantation in a clearly defined "Implant Log" that is accessible by representatives of the Product manufacturer;
(v)	Distributor shall document implant of graft on a "Tissue Utilization Record" and return to Product manufacturer; and
(vi)	Distributor shall allow representatives of the Product manufacturer to review storage, usage, purchase order, and return authorization records.

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